K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006 T +1 202 778 9000 F +1 202 778 9100 klgates.com

August 31, 2015

American Beacon Funds
220 East Las Colinas Boulevard, Suite 1200
Irving, Texas 75039

Ladies and Gentlemen:

We have acted as counsel to American Beacon Funds, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with the Trust’s registration statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about August 31, 2015, registering the Institutional Class shares of beneficial interest in the American Beacon Bridgeway Large Cap Growth Fund, a series of the Trust (the “Acquiring Fund”), (the “Shares”) to be issued pursuant to an Agreement and Plan of Reorganization and Termination (the “Agreement”) to be entered into by the Trust, on behalf of the Acquiring Fund, and Bridgeway Funds, Inc., on behalf of its Bridgeway Large-Cap Growth Fund series (the “Acquired Fund”).  The Agreement provides for (1) the Acquired Fund to transfer all of its assets to the Acquiring Fund in exchange solely for the Shares and the Acquiring Fund’s assumption of all the Acquired Fund’s liabilities, (2) the distribution of the Shares pro rata to the Acquired Fund’s shareholders in exchange for their shares of common stock of the Acquired Fund and in complete liquidation thereof, and (3) the termination of the Acquired Fund, all on the terms and conditions set forth in the Agreement.

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of and Item 16(11) of Form N-14 under the Securities Act.

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)
the combined proxy statement and prospectus, including the form of the Agreement attached as Appendix A thereto, and statement of additional information (collectively, the “Proxy Statement/Prospectus”) filed as part of the Registration Statement;

(ii)	the Trust’s declaration of trust and bylaws in effect on the date of this opinion letter; and

(iii)
the resolutions adopted by the trustees of the Trust relating to the Agreement and the Registration Statement, the establishment and designation of the Acquiring Fund and the Shares, and the authorization  of the issuance and delivery of the Shares pursuant to the Agreement.

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We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.
For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity, and that the representations of officers of the Trust are correct as to matters of fact.  We have not independently verified any of these assumptions.
The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act of 1940 that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.
Based upon and subject to the foregoing, it is our opinion that (1) the Shares to be issued pursuant to the Registration Statement, when issued and delivered to the Acquired Fund in accordance with the terms and conditions of the Agreement, will be validly issued, and (2) Acquired Fund shareholders receiving the Shares in exchange for their shares of the Acquired Fund and in complete liquidation of the Acquired Fund as provided by the Agreement will have no obligation to make further payments for the Shares or contributions to the Trust solely by reason of their ownership of the Shares.
This opinion is rendered solely in connection with the filing of the Registration Statement.  We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement and to the reference to this firm’s name under the heading “Legal Matters” in the Proxy Statement/Prospectus.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours, /s/ K&L Gates LLP